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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 12, 2002, relating to the financial statements and financial highlights which appears in the May 31, 2002 Annual Report to Shareholders of the Primary Fund, U.S. Government Fund and U.S. Treasury Fund (three of the four portfolios constituting The Reserve Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Investment Management, Distribution and Custodian Agreements - Custodian and Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
April 16, 2003